EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Parent
Banner Corporation

Subsidiaries	Percentage of Ownership	Jurisdiction of State of Incorporation

Banner Bank (1)	100%	Washington

Islanders Bank (1)	100%	Washington

Community Financial Corporation (2)	100%	Oregon

Northwest Financial Corporation (2)	100%	Washington

(1)   Wholly owned by Banner Corporation
(2)   Wholly owned by Banner Bank

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